Exhibit 99.1

CONTACT:

VIVUS, Inc. Timothy E. Morris Chief Financial Officer 650-934-5200	The Trout Group Ian Clements (SF) 415-392-3385 Brian Korb (NYC) 646-378-2923

FOR IMMEDIATE RELEASE

VIVUS COMPLETES END OF PHASE 2 MEETING WITH THE FDA

FOR QNEXATM , A TREATMENT FOR OBESITY

FDA Accepts Phase 3 Development Plan For Qnexa In Obese Patients

MOUNTAIN VIEW, Calif., June 21, 2007 — VIVUS, Inc. (NASDAQ: VVUS), a pharmaceutical company dedicated to the development and commercialization of novel therapeutic products, today announced that it has completed an end of phase 2 meeting with the United States Food and Drug Administration (“FDA”) for Qnexa. Qnexa is the Company’s investigational product candidate in development for the treatment of obesity.

The meeting with the FDA followed successful completion of the Qnexa phase 2 clinical program. The FDA reviewed Qnexa’s current data package and clinical development plan and provided input on the Company’s overall plans for a phase 3 clinical development program and the plan to apply for a Special Protocol Assessment (“SPA”) to support the registration of Qnexa in the United States as a treatment for obesity.  As a result of the meeting with the FDA, the phase 3 program will be designed to dose patients for 56 weeks (inclusive of a 4-week titration period) and will enroll approximately 4,500 patients in the placebo-controlled pivotal studies. The Company expects to study obese patients (body mass index (BMI)>30) and obese patients with associated co-morbidities (BMI>27), such as Type 2 diabetes, hypertension and dislipidemia.

The primary endpoint in the obesity studies will be the proportion of patients who lose at least 5% of their body weight, as well as a range of secondary endpoints including absolute weight loss and the proportion of patients who lose over 10% of their body weight compared to placebo. The Company is currently preparing an SPA request for submission. Safety will be evaluated in all studies.

“After our meeting with the FDA and the comments made by the FDA Advisory Panel meeting on rimonabant, we believe we have the benefit of the most current thinking on clinical safety and efficacy requirements for approval of obesity products,” said Leland F. Wilson, president and CEO of VIVUS. “The FDA was responsive during the review and subsequent discussion of the Qnexa data package.  We believe the phase 3 development program is on track and we look forward to enrolling subjects in the pivotal studies this fall.”

VIVUS, Inc. 1172 Castro Street, Mountain View, CA 94040      Tel 650-934-5200   Fax 650-934-5389  www.vivus.com

The Company previously announced positive phase 2 clinical study results with Qnexa in May 2006.  The study, which was conducted by Duke University Medical Center, was a double-blind, randomized, placebo controlled trial. Findings from the study included:

•                  Over 50% of patients on Qnexa experienced 10% or more total body weight loss in 24 weeks.

•                  Patients on Qnexa achieved a placebo-adjusted weight loss of 20.3 pounds at week 24 (based upon intent to treat).

•                  Weight loss with Qnexa had not plateaued by 24 weeks.

•                  Qnexa was well tolerated. Four patients (8%) dropped out of the Qnexa study arm for any reason, versus 19 patients (38%) on placebo.

This trial involved 200 subjects, 159 women and 41 men with an average age of 40 and a mean body mass index (BMI) of 38.  Improvements in secondary endpoints including reduction in waist circumference and reduction in blood pressure and cholesterol levels were also reported in the phase 2 study.

About Qnexa

Qnexa is a proprietary pharmaceutical treatment that incorporates low doses of active ingredients from two previously FDA approved products (phentermine and topiramate). By combining the activity of each of these compounds, Qnexa is designed to simultaneously address excessive appetite and high threshold for satiety, the two main mechanisms that impact eating behavior. Qnexa is subject to U.S. and International patents.

About VIVUS

VIVUS, Inc. is a pharmaceutical company dedicated to the development and commercialization of novel therapeutic products.  The current portfolio includes investigational products addressing obesity and sexual health. VIVUS has three products that are positioned to enter Phase 3 clinical trials, and one product currently under NDA review by the FDA. The pipeline includes: Qnexa™, for which a Phase 2 study has been completed for the treatment of obesity; Testosterone MDTS®, for which a Phase 2 study has been completed for the treatment of Hypoactive Sexual Desire Disorder (HSDD); EvaMist™, for which a Phase 3 study has been completed and an NDA submitted for the treatment of menopausal symptoms, and on May 15, 2007, the EvaMist assets were sold to KV Pharmaceutical Company; and avanafil, for which a Phase 2 study has been completed for the treatment of erectile dysfunction (ED). MUSE® is approved and currently on the market for the treatment of ED. For more information on clinical trials and products, please visit the company’s web site at www.vivus.com.

###

Certain statements in this press release are forward-looking within the meaning of the Private Securities Litigation Reform Act of 1995. These statements may be identified by the use of forward-looking words such as “anticipate,” “believe,” “forecast,” “estimated” and “intend,” among others. These forward-looking statements are based on VIVUS’ current expectations and actual results could differ materially. There are a number of factors that could cause actual events to differ materially from those indicated by such forward-looking statements. These factors include, but are not limited to, substantial competition; uncertainties of patent protection and litigation; uncertainties of government or third party payer reimbursement; reliance on sole source suppliers; limited sales and marketing efforts and dependence upon third parties; risks related to the development of innovative products; and risks related to failure to obtain FDA clearances or approvals and noncompliance with FDA regulations. As with any pharmaceutical under development, there are significant risks in the development, regulatory approval and commercialization of new products. There are no guarantees that the EvaMist NDA submission will be approved in a timely basis, or at all. There are no guarantees that future clinical studies discussed in this press release will be initiated, completed or successful or that any product will receive regulatory approval for any indication or prove to be commercially successful. VIVUS does not undertake an obligation to update or revise any forward-looking statement. Investors should read the risk factors set forth in VIVUS’ Form 10- K for the year ended December 31, 2006 and periodic reports filed with the Securities and Exchange Commission.